UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2025

Avient Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-16091	34-1730488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33587 Walker Road Avon Lake, Ohio	44012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $.01 per share	AVNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2025 (the “Closing Date”), Avient Corporation, an Ohio corporation (the “Company”), entered into a Revolving Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the various lenders party thereto, which replaces the Company’s existing Third Amended and Restated Credit Agreement, dated as of June 28, 2019 (as amended), by and among the Company, the Company’s subsidiaries party thereto, Wells Fargo Capital Finance, LLC, as administrative agent, and the various lenders and other agents party thereto.

Borrowings under the Credit Agreement will be used for working capital, capital expenditures and other general corporate purposes. Loans under the Credit Agreement will mature five years from the Closing Date (subject to certain exceptions) and may be prepaid at any time without premium or penalty.

The Credit Agreement consists of a senior secured revolving credit facility of up to $500 million (the “Revolving Credit Facility”), which may be increased by up to $250 million, subject to certain customary requirements and obtaining commitments for such increase. The Revolving Credit Facility provides for revolving credit borrowings, with sublimits for swingline borrowings and issuance of letters of credit.

Borrowings under the Revolving Credit Facility will bear interest, at the Company’s election, at either the Alternate Base Rate or the Relevant Rate (each, as defined in and calculated under and as in effect from time to time under the Credit Agreement), plus an applicable margin. The applicable margin is determined by the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement) and ranges from 0.250% to 1.000% for Alternate Base Rate loans and 1.250% to 2.000% for Relevant Rate loans. Advances may be extended in U.S. Dollars or in specified alternative currencies.

The Credit Agreement contains representations and warranties, affirmative covenants, negative covenants and events of default that are substantially similar to those contained in the Company’s existing term loan Credit Agreement, dated as of November 12, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, Citibank, N.A., as administrative agent, and the lenders party thereto, plus a springing financial maintenance covenant, in each case, which are usual and customary for an agreement of this type.

If, on the last day of any fiscal quarter, there are any outstanding loans under the Revolving Credit Facility, the Company is required to comply with a senior secured net leverage ratio. If applicable, the maximum permitted Consolidated Secured Leverage Ratio (as defined in the Credit Agreement) is 3.00 to 1.00 (or, at certain times following a material acquisition 3.50 to 1.00).

Certain lenders and agents that are parties to the Credit Agreement have in the past performed, and may in the future, from time to time, perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries and affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1†	Revolving Credit Agreement, dated as of June 12, 2025, by and among Avient Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and the various lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIENT CORPORATION

By: /s/ Amy M. Sanders
Name:	Amy M. Sanders
Title:	Senior Vice President, General Counsel, Secretary and Corporate Ethics Officer

Date: June 16, 2025